Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

December 16, 2022

Westrock Coffee Company
100 River Bluff Drive, Suite 210

Little Rock, Arkansas 72202

Re: Amendment No. 2 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Westrock Coffee Company, a Delaware corporation (the “Company”), in connection with the Registration Statement (as defined below). This opinion is provided pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement on Form S-1 of the Company relating to the registration of (i) the issuance by the Company of up to 19,900,000 shares of common stock, par value $0.01 per share (the “Common Shares”), of the Company that are issuable upon the exercise of the outstanding warrants (the “Warrants”), pursuant to and in accordance with the terms of the Warrant Agreement (as defined below), including Warrants that are listed on the Nasdaq Stock Market (such Common Shares, the “Warrant Common Shares”); and (ii) the potential offer and sale from time to time by the Holders (as defined in the Registration Statement) of up to 95,937,824 Common Shares, consisting of (a) 20,240,000 Common Shares issued in the PIPE Financing (as defined in the Registration Statement) (the “PIPE Common Shares”), (b) up to 7,400,000 Common Shares issuable upon exercise of the Warrants held by Riverview Sponsor Partners, LLC pursuant to the Warrant Agreement (the “Warrant Resale Common Shares”), (c) 40,400,872 Common Shares held by the Company’s pre-Business Combination (as defined in the Registration Statement) equityholders (the “Westrock Legacy Equityholder Common Shares”), (d) 4,309,000 Common Shares held by entities affiliated with R. Brad Martin (excluding Common Shares issued in the PIPE Financing) (the “RBM Common Shares”) and (e) up to 23,587,952 Common Shares issuable upon the conversion of the outstanding shares of Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Series A Preferred Shares” and such Common Shares, the “Converted Resale Common Shares”) pursuant to and in accordance with the terms set forth in Exhibit A to the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), initially filed on September 19, 2022 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Initial Registration Statement”), as amended by Amendment No. 1 thereto, filed on November 18, 2022 with the SEC (“Amendment No. 1”) and Amendment No. 2 thereto, filed on December 16, 2022 with the SEC (“Amendment No. 2”, and the Initial Registration Statement, as amended by Amendment No. 1 and Amendment No. 2 and as it may be subsequently amended, being hereinafter referred to as the “Registration Statement”);

(b)	the Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement;

(c)	the Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement; and

(d)	the Amended and Restated Warrant Agreement by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., filed as Exhibit 4.1 to the Registration Statement (the “Warrant Agreement”).

December 16, 2022

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

The opinions stated herein presume that (a) at or prior to the delivery of any Common Shares being registered under the Registration Statement, the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act and (b) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The PIPE Common Shares, Westrock Legacy Equityholder Common Shares and the RBM Common Shares are validly issued, fully paid and nonassessable.

2.	Upon the exercise by the holders of the Warrants and the payment of the exercise price for the Warrants pursuant to and in accordance with the terms of the Warrant Agreement, the Warrant Common Shares, including the Warrant Resale Common Shares, will be validly issued, fully paid and nonassessable.

3.	Upon conversion of the applicable Series A Preferred Shares pursuant to and in accordance with the terms set forth in Exhibit A to the Certificate of Incorporation and the issuance and delivery of the resulting Converted Resale Common Shares, the resulting Converted Resale Common Shares will be validly issued, fully paid and nonassessable.

The opinions stated herein are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We have not considered, and we express no opinion as to any law other than the laws of the State of the New York and the DGCL (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Shares being registered pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion speaks as of its date and supercedes and replaces the opinions filed as Exhibit 5.1 to the Initial Registration Statement and Amendment No. 1 in their entirety. We undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz